Exhibit 10.41

AMENDMENT TO ASSET PURCHASE AGREEMENT

This AMENDMENT to the ASSET PURCHASE AGREEMENT (this “Amendment”) is made as of May 12, 2014 (the “Effective Date”), by and between ADGERO BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Buyer”) and ST. CLOUD INVESTMENTS, LLC, a limited liability corporation incorporated in the British Virgin Islands (the “Seller”). Capitalized terms used and not defined in this Amendment have the meanings given to them in the APA.

RECITALS

WHEREAS, Buyer and Seller entered into that certain Asset Purchase Agreement, dated as of November 26, 2012 (as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its provisions, the “APA”), pursuant to which Seller sold certain Acquired Assets (as defined in the APA) to Buyer;

WHEREAS, Buyer desires to amend certain financial terms of the APA; and

WHEREAS, Buyer and Seller are willing to make such amendments on the terms and subject to the conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1)    The definition of Financing Payment Schedule in Article VII of the APA is deleted in its entirety and replaced with the following:

“Financing Payment Schedule” means that: 1) Seller or Seller’s designee shall receive ten percent (10%) of any monies raised via equity financing by either the Buyer or Buyer Licensee until such time as the total amount of $53,000 due under Section 1.2(b) has been paid as directed in Section 1.2(b) and 2) within thirty (30) days of the closing of an equity financing wherein the total funds raised by the Buyer or Buyer Licensee (including all equity financings that occur after the date of this Amendment) exceeds $4 million, the Seller and Seller’s Designee shall be paid the Initial Milestone Payment of $100,000 cash with $50,000 paid to the Seller and $50,000 to the Seller’s Designee.

2)     Section 1.3(b)(i) of the APA is deleted in its entirety and replaced with the following:

(i)     a total of $300,000 in cash or an equivalent amount of stock, with such choice of consideration to be determined in the Buyer’s sole discretion, with $240,000 paid to the Seller and $60,000 paid to the Seller’s Designee, upon the sooner of (A) the next equity financing after a “non-exploratory clinical trial” (a Phase IIB trial in which at least fifty (50) patients complete the trial and their clinical data can be evaluated) or (B) the commencement of a clinical trial intended to be used as a definitive study for market approval in any country, with the stock price equal to the price per share of the most recent financing, or, if the Buyer is considered to be a publicly-traded company, the average of the closing price per share of such stock over the twenty (20) trading days following the first public announcement of the events described in (A) or (B) above; and

3)     Section 1.3(b)(ii) of the APA is deleted in its entirety and replaced with the following:

(ii)     a total of $700,000 in cash or an equivalent amount of stock, with such choice of consideration to be determined in the Buyer’s sole discretion, with $560,000 paid to the Seller and $140,000 paid to the Seller’s Designee, upon the grant of the first Regulatory Approval of a Product. If the Buyer is considered to be a private company at the time of the payment, the value of the stock will be equal to the price per share of the most recent financing, or, if the Buyer is considered to be a publicly-traded company at the time of the payment, the value of the stock will be equal to the average of the closing price per share of such stock over the twenty (20) trading days following the first public announcement of the Regulatory Approval.

4)     Section 1.3(c) of the APA is deleted in its entirety and replaced with the following:

(c)     Unless earlier terminated, either Buyer or any Buyer Licensee, but not both, shall pay to Seller a single royalty equal to four and four fifths percent (4.8%) of Net Sales during the Royalty Term and shall pay to Seller’s Designee a single royalty equal to one and one fifth percent (1.2%) of Net Sales during the Royalty Term. A Buyer Licensee may pay the royalty directly or indirectly through Buyer. The payments due under this Section 1.3(c) shall be paid within thirty (30) days of the end of each calendar quarter during which revenue is collected. Royalties on Net Sales under this Section 1.3(c) will be payable on a Product- by-Product and country-by-country basis, commencing on the first commercial sale of a Finished Product in a country until the later of (i) the invalidation, revocation, lapse or expiration of the last to expire Valid Claim of any Patent that would be infringed by the sale of such Finished Product in such country or (ii) the expiration of any Regulatory Exclusivity Period for such Product in such country (the “Royalty Term”). The Royalty Term will include only that period for which the Buyer, any Buyer Licensee, or any of their designees, holds exclusive marketing rights in the relevant jurisdiction for the Acquired Assets, or products derived from the Acquired Assets, as a result of a legal right received as part of this Asset Purchase Agreement by Data Exclusivity, Orphan Drug Exclusivity or Patent Protection. However, patents which may be in force but which do not provide marketing exclusivity will not be included in the determination of royalties to be paid to Seller under this agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

ADGERO BIOPHARMACEUTICALS, INC.

By:	/s/ Frank G. Pilkiewicz
	Name:	Frank G. Pilkiewicz
	Title:	Chief Executive Officer

ST. CLOUD INVESTMENTS, LLC

By:	/s/ Michael Khoury
	Name:	Michael Khoury
	Title:	Attorney-In-Fact

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